Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Reports Third Quarter Fiscal Year 2012 Results

Progress at Both Operating Groups Consistent with Expectations

Phoenix, April 26, 2012—Avnet, Inc. (NYSE:AVT) today announced results for the third quarter fiscal year 2012 ended March 31, 2012.

Q3 Fiscal 2012 Results

	Third Quarter Ended
	March 31, 2012	April 2, 2011	Change
	$ in millions, except per share data
Sales	$6,280.6	$6,672.4	-5.9%

GAAP Operating Income	$216.8	$240.7	-10.0%
Adjusted Operating Income (1)	$235.4	$257.0	-8.4%

GAAP Net Income	$147.6	$151.0	-2.3%
Adjusted Net Income (1)	$151.6	$169.7	-10.7%

GAAP Diluted EPS	$1.00	$0.98	2.0%
Adjusted Diluted EPS (1)	$1.03	$1.10	-6.4%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended March 31, 2012 declined 5.9% year over year to $6.28 billion primarily due to a double-digit decline in the EMEA region at both operating groups

•	Gross profit margin of 12.0% increased 21 basis points year over year and 29 basis points sequentially

•	Adjusted operating income of $235.4 million decreased 8.4% from the year ago quarter and adjusted operating income margin decreased 10 basis points to 3.75%

•	Adjusted diluted earnings per share was $1.03, down 6.4% year over year

Rick Hamada, Chief Executive Officer, commented, “Although the current economic environment and rate of recovery varies in each region, our team was able to deliver results for our third quarter that were in line with our expectations. To put our results in perspective, a year ago we were near the peak of the V-shaped recovery that helped drive strong levels of profitability at Electronics Marketing and Avnet in total. The subsequent supply chain inventory correction, which has led to negative organic growth at EM in the first three quarters of this fiscal year, appears to be nearing an end as EM’s sequential revenue growth has returned to a more normalized seasonal level and its book to bill ratio finished at parity for the quarter. In addition to their sequential revenue growth of 4.5%, the EM team grew operating income 2.5 times faster than revenue and return on working capital increased 379 basis points from the December quarter. At Technology Solutions, which was coming off its typically strong December quarter, the continued focus on improving performance and the benefits from restructuring initiatives resulted in year-over-year operating income growth of 19% even though revenue declined $223 million, or 8%. Additionally, TS improved both gross profit and operating income margins 80 basis points and 60 basis points, respectively, from the year ago quarter.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q3 FY12 Revenue	Reported Revenue	Pro forma Revenue (2)
	(in millions)
Total	$3,756.8	-4.3%	-10.0%
Excluding FX (1)		-3.1%	-8.9%
Americas	$1,458.4	10.8%	-0.4%
EMEA	$1,091.7	-17.8%	-17.9%
Excluding FX (1)		-14.2%	-14.3%
Asia	$1,206.7	-5.8%	-12.6%

	Q3 FY12	Q3 FY11	Change
Operating Income	$194.3	$224.8	$(30.5)

Operating Income Margin	5.17%	5.73%	-56 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma revenue is defined later in this release.

•	Reported revenue decreased 4.3% year over year to $3.76 billion while pro forma revenue was down 8.9% in constant dollars

•

Sequential pro forma revenue growth of 3.9% in constant currency was at the low end of normal seasonality driven by the EMEA and Americas regions which increased 19.1% and 2.5%, respectively, while Asia declined 5.9%

•	Operating income margin decreased 56 basis points year over year to 5.2% due primarily to lower revenue most notably in the higher margin EMEA region

•	Working capital (defined as receivables plus inventory less accounts payables) increased 2% sequentially, with inventory declining by 2% after adjusting for acquisitions and currency

Mr. Hamada added, “For EM, the first three quarters of fiscal 2012 were all about adjusting to the inventory correction that negatively impacted all three regions. With more normal seasonal growth trends returning in the March quarter, particularly in the western regions, EM grew operating income 11%, improved working capital velocity 10% and increased economic profit 44% from the December quarter. More importantly, for the full nine months, gross profit margins have remained relatively steady and operating income margin was back within our target range while inventory levels at the end of the quarter were consistent with our growth expectations going forward. The inventory correction had a more muted impact on our financial performance as a result of EM’s vigilant control of expense and working capital, combined with increased traction in organic growth initiatives. These actions put us in a strong competitive position across our end markets as we begin to exit this correction. With the book to bill strengthening across all three regions, we expect to build on this performance and grow faster than the markets we serve and translate that growth into higher EPS and increased shareholder value.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q3 FY12 Revenue	Reported Revenue	Pro forma Revenue (2)
	(in millions)
Total	$2,523.7	-8.1%	-5.2%
Excluding FX (1)		-7.3%	-4.3%
Americas	$1,369.6	-9.1%	-2.2%
EMEA	$744.8	-12.1%	-14.3%
Excluding FX (1)		-9.0%	-11.3%
Asia	$409.3	4.0%	—

	Q3 FY12	Q3 FY11	Change
Operating Income	$67.9	$57.3	$10.6

Operating Income Margin	2.69%	2.09%	60 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma growth rate for Asia is not applicable.

•	Reported revenue declined 8.1% year over year to $2.52 billion and pro forma revenue decreased 5.2% in reported dollars and 4.3% in constant dollars

•	Double-digit year-over-year growth in industry standard servers and professional services was offset by a decline in microprocessors and other computing components

•	Operating income margin increased 60 basis points year over year to 2.7%, representing the third consecutive quarter of year-over-year improvement

•	Return on working capital (ROWC) increased 564 basis points year over year

Mr. Hamada further added, “TS continued the progress of the past two quarters as improved margins and returns in EMEA and continued strong performance in the Americas combined to drive a third consecutive quarter of year-over-year improvement in margins and returns. In EMEA, our continuing focus on profitable growth and restructuring initiatives combined to drive operating income up 69% from the year ago quarter even as pro forma sales in constant currency declined 11% as gross profit and operating margins increased 119 basis points and 87 basis points, respectively. In the Americas, gross profit and operating margins improved 94 basis points and 67 basis points, respectively, driving return on working capital up 669 basis points year over year; well above our target. We further expanded our breadth of services focused on solutions selling with the acquisition of Ascendant Technology while strengthening our lifecycle management offerings with the addition of Canvas Systems. As demand for datacenter solutions and cloud technology create more opportunities for the channel, we continue to increase the value we deliver to our VAR partners in mature markets and expand the breadth of products and services we can offer in higher growth developing markets.”

Cash Flow/Buyback

•	Cash from operations was $24 million for the quarter and $551 million for the last four quarters

•	Cash and cash equivalents at the end of the quarter was $940 million; net debt (total debt less cash and cash equivalents) was $1.18 billion

•

During the quarter, 710,000 shares were repurchased under the Company’s $500 million share repurchase program for an aggregate cost of $22.9 million. Since the program started in mid-August 2011 through the end of the third quarter, 8.77 million shares have been repurchased for an aggregate cost of $248.8 million

Ray Sadowski, Chief Financial Officer, stated, “Electronics Marketing’s strong cash flow generation driven by the combination of improved profitability and higher working capital velocity was somewhat offset by the typical seasonal usage at Technology Solutions resulting in overall cash flow generated from operations of $24 million for the quarter. This brings cash flow from operations during the last four quarters to $551 million. We also continued investing in value-creating acquisitions as we completed five acquisitions during the quarter.”

Outlook For 4th Quarter of Fiscal 2012 Ending on June 30, 2012

•	EM sales are expected to be in the range of $3.75 billion to $4.05 billion and TS sales are expected to be between $2.55 billion and $2.85 billion

•	Consolidated sales are forecasted to be between $6.30 billion and $6.90 billion

•	Adjusted diluted earnings per share is expected to be in the range of $1.05 to $1.13 per share

•	The adjusted diluted EPS guidance above assumes 147.2 million average diluted shares outstanding used to determine earnings per share and a tax rate of 29% to 31%

The above adjusted diluted EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the fourth quarter of fiscal 2012 is $1.31 to €1.00. This compares with an average exchange rate of $1.44 to €1.00 in the fourth quarter of fiscal 2011 and $1.31 to €1.00 in the third quarter of fiscal 2012.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Third Quarter Fiscal 2012

	Third Quarter Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$216,774	$200,923	$147,562	$1.00
Restructuring, integration and other charges	18,609	18,609	13,692	0.10
Gain on bargain purchase	—	(4,460)	(4,460)	(0.03)
Income tax adjustments	—	—	(5,168)	(0.04)

Total adjustments	18,609	14,149	4,064	0.03

Adjusted results	$235,383	$215,072	$151,626	$1.03

Items impacting the third quarter of fiscal 2012 consisted of the following:

•

restructuring, integration and other charges of $18.6 million pre-tax related to cost reduction actions initiated during the third quarter and acquisition and integration charges associated with acquired businesses. The charges consisted of $6.7 million for severance, $3.1 million for facility exit costs and fixed asset write downs, $4.0 million for integration costs, $4.2 million for acquisition transaction costs, $1.4 million for other restructuring charges, and a reversal of $0.8 million to adjust prior year restructuring reserves;

•	a gain on the bargain purchase of $4.5 million pre- and after tax related to the acquisition of Unidux Electronics Limited (Singapore) for which the gain was not taxable; and

•

an income tax adjustment of $5.2 million related primarily to the combination of favorable audit settlements, certain reserve releases and the release of a valuation allowance on deferred tax assets which were determined to be realizable.

Third Quarter Fiscal 2011

	Third Quarter Ended Fiscal 2011
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$240,737	$213,161	$151,031	$0.98
Restructuring, integration and other charges	16,273	16,273	11,887	0.08
Loss on investments	—	6,308	3,857	0.02
Income tax adjustments	—	—	2,959	0.02

Total adjustments	16,273	22,581	18,703	0.12

Adjusted results	$257,010	$235,742	$169,734	$1.10

Items impacting the third quarter of fiscal 2011 consisted of the following:

•

Restructuring, integration and other charges of $16.3 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $4.4 million pre-tax for severance, $3.3 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.0 million pre-tax for integration-related costs, $3.5 million pre-tax for transaction costs associated with acquisitions, $0.9 million pre-tax for other charges, and a reversal of $3.8 million pre-tax to release liabilities associated with a prior acquisition and to adjust prior year restructuring reserves;

•	Loss on investments of $6.3 million pre-tax related to the write down of investments in smaller technology start-up companies; and

•	Income tax adjustments of $3.0 million primarily related to uncertainty surrounding deferred tax assets, additional transfer pricing exposure and audit settlements.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of a transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $123 million in the third quarter of fiscal 2011. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2012	$6,426,006	$121,731	$6,547,737
Q2 Fiscal 2012	6,693,573	86,014	6,779,587
Q3 Fiscal 2012	6,280,557	11,824	6,292,381

YTD Fiscal year 2012	$19,400,136	$219,569	$19,619,705

Q1 Fiscal 2011	$6,182,388	$133,550	$6,315,938
Q2 Fiscal 2011	6,767,495	64,580	6,832,075
Q3 Fiscal 2011	6,672,404	176,564	6,848,968
Q4 Fiscal 2011	6,912,126	192,075	7,104,201

Fiscal year 2011	$26,534,413	$566,769	$27,101,182

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
DE2	EM	November 2011
Round2 Tech	EM	January 2012
Unidux Electronics Limited (Singapore)	EM	January 2012
Canvas Systems	TS	January 2012
Pinnacle Data Systems	EM	January 2012
Acquisition of controlling interest in a non-wholly owned entity	EM	January 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity (dollars in thousands).

			Q3 FY 12	Q3 FY 11
Sales			$6,280,557	$6,672,404
Sales, annualized	(a	)	25,122,226	26,689,616
Adjusted operating income (1)			235,383	257,010
Adjusted operating income, annualized	(b	)	941,532	1,028,042
Adjusted effective tax rate (2)			29.35%	27.97%
Adjusted operating income, net after tax	(c	)	665,193	740,499

Average monthly working capital (3)
Accounts receivable			$4,542,093	$4,588,626
Inventory			2,540,034	2,587,019
Accounts payable			(3,172,879)	(3,288,341)

Average working capital	(d	)	3,909,248	3,887,305

Average monthly total capital (3)	(e	)	5,179,911	4,903,072

ROWC = (b) / (d)			24.08%	26.45%
WC Velocity = (a) / (d)			6.43	6.87
ROCE = (c ) / (e)			12.84%	15.10%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY11) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.
(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	MARCH 31, 2012 *	APRIL 2, 2011 *
Sales	$6,280.6	$6,672.4

Income before income taxes	200.9	213.2

Net income	147.6	151.0

Net income per share:

Basic	$1.02	$0.99
Diluted	$1.00	$0.98

	NINE MONTHS ENDED
	MARCH 31, 2012 *	APRIL 2, 2011 *
Sales	$19,400.1	$19,622.3

Income before income taxes	604.8	621.0

Net income	433.6	430.2

Net income per share:

Basic	$2.93	$2.82
Diluted	$2.88	$2.79

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 31, 2012 *	APRIL 2, 2011 *	MARCH 31, 2012 *	APRIL 2, 2011 *
Sales	$6,280,557	$6,672,404	$19,400,136	$19,622,287
Cost of sales	5,526,753	5,885,789	17,108,601	17,339,333

Gross profit	753,804	786,615	2,291,535	2,282,954

Selling, general and administrative expenses	518,421	529,605	1,567,694	1,546,701
Restructuring, integration and other charges (Note 1 *)	18,609	16,273	53,114	73,452

Operating income	216,774	240,737	670,727	662,801

Other income (expense), net	3,245	2,289	(1,389)	5,268
Interest expense	(23,556)	(23,557)	(67,621)	(69,830)
Gain on bargain purchase and other (Note 2 *)	4,460	(6,308)	3,061	22,715

Income before income taxes	200,923	213,161	604,778	620,954

Income tax provision	53,361	62,130	171,163	190,715

Net income	$147,562	$151,031	$433,615	$430,239

Net earnings per share:
Basic	$1.02	$0.99	$2.93	$2.82

Diluted	$1.00	$0.98	$2.88	$2.79

Shares used to compute earnings per share:
Basic	145,126	152,859	148,195	152,333

Diluted	147,245	154,611	150,472	154,172

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	MARCH 31,	JULY 2,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$940,101	$675,334
Receivables, net	4,658,805	4,764,293
Inventories	2,490,285	2,596,470
Prepaid and other current assets	216,058	191,110

Total current assets	8,305,249	8,227,207
Property, plant and equipment, net	458,118	419,173
Goodwill	1,081,686	885,072
Other assets	312,504	374,117

Total assets	10,157,557	9,905,569

Less liabilities:
Current liabilities:
Borrowings due within one year	934,450	243,079
Accounts payable	3,237,490	3,561,633
Accrued expenses and other	653,785	673,016

Total current liabilities	4,825,725	4,477,728
Long-term debt	1,183,793	1,273,509
Other long-term liabilities	96,260	98,262

Total liabilities	6,105,778	5,849,499

Shareholders’ equity	$4,051,779	$4,056,070

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	NINE MONTHS ENDED
	MARCH 31, 2012	APRIL 2, 2011
Cash flows from operating activities:

Net income	$433,615	$430,239

Non-cash and other reconciling items:
Depreciation and amortization	70,775	59,100
Deferred income taxes	28,438	(12,284)
Stock-based compensation	28,786	25,015
Gain on bargain purchase and other	(3,061)	(22,715)
Other, net	47,473	45,348

Changes in (net of effects from businesses acquired):
Receivables	75,999	(391,624)
Inventories	75,751	(262,696)
Accounts payable	(352,108)	45,038
Accrued expenses and other, net	(136,232)	81,209

Net cash flows provided by (used for) operating activities	269,436	(3,370)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	590,000	485,000
Repayment of notes	—	(109,600)
(Repayment of) proceeds from bank debt, net	(11,527)	42,238
(Repayment of) proceeds from other debt, net	(493)	13,572
Repurchases of common stock	(248,840)	—
Other, net	5,555	3,231

Net cash flows provided by financing activities	334,695	434,441

Cash flows from investing activities:
Purchases of property, plant, and equipment	(95,388)	(105,221)
Cash proceeds from sales of property, plant and
equipment	580	2,356
Acquisitions of operations, net of cash acquired	(229,524)	(690,997)
Cash proceeds from divestitures	—	10,458

Net cash flows used for investing activities	(324,332)	(783,404)

Effect of exchange rates on cash and cash equivalents	(15,032)	41,980

Cash and cash equivalents:
- Increase (decrease)	264,767	(310,353)
- at beginning of period	675,334	1,092,102

- at end of period	$940,101	$781,749

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 31, 2012	APRIL 2, 2011	MARCH 31, 2012	APRIL 2, 2011
SALES:

Electronics Marketing	$3,756.9	$3,925.2	$11,168.7	$11,104.5

Technology Solutions	2,523.7	2,747.2	8,231.4	8,517.8

Consolidated	$6,280.6	$6,672.4	$19,400.1	$19,622.3

OPERATING INCOME (LOSS):

Electronics Marketing	$194.3	$224.8	$560.3	$600.3

Technology Solutions	67.9	57.3	251.9	219.2

Corporate	(26.8)	(25.1)	(88.4)	(83.2)

	$235.4	$257.0	$723.8	$736.3

Restructuring, integration and other charges	(18.6)	(16.3)	(53.1)	(73.5)

Consolidated	$216.8	$240.7	$670.7	$662.8

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2012

(1) The results for the third quarter of fiscal 2012 included restructuring, integration and other charges which totaled $18,609,000 pre-tax, $13,691,000 after tax and $0.10 per share on a diluted basis. Restructuring charges included therein were $11,217,000 pre-tax consisting of $6,731,000 for severance, $3,118,000 for facility exit costs and fixed asset write downs, and $1,368,000 for other restructuring charges. Integration costs and acquisition transaction costs were $3,988,000 pre-tax and $4,196,000 pre-tax, respectively. In addition, the Company recorded a credit of $793,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.

Results for the first nine months of fiscal 2012 included restructuring, integration and other charges which totaled $53,114,000 pre-tax, $38,463,000 after tax and $0.25 per share on a diluted basis. Restructuring charges included therein were $40,156,000 pre-tax consisting of $26,523,000 for severance, $10,525,000 for facility exit costs and fixed asset write downs and $3,108,000 for other restructuring charges. Integration costs and acquisition transaction costs were $7,438,000 pre-tax and $7,262,000 pre-tax, respectively. In addition, the Company recorded a credit of $1,742,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required.

Severance charges recorded in the first nine months of fiscal 2012 related to over 550 employees in sales, administrative and finance functions in connection with the cost reduction actions taken in all three regions in both operating groups with employee reductions of approximately 350 in EM and 200 in TS. Facility exit costs for vacated facilities related to nine facilities in the Americas, five in EMEA and twelve in Asia and consisted of reserves for remaining lease liabilities and the write-down of leasehold improvements and other fixed assets.

The results for the third quarter of fiscal 2011 included restructuring, integration and other charges which totaled $16,273,000 pre-tax, $11,887,000 after tax and $0.08 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included restructuring charges consisting of severance of $4,427,000 pre-tax and facility exit related costs, fixed asset write downs and related costs of $3,293,000 pre-tax which were incurred primarily as a result of the integration activities associated with the acquisitions. The Company also recognized integration costs of $7,969,000 pre-tax, acquisition transaction costs of $3,529,000 pre-tax, other charges of $902,000 pre-tax and a reversal of $3,847,000 pre-tax, primarily related to the reversal of restructuring reserves established in prior years which were no longer needed.

Results for the first nine months of fiscal 2011 included restructuring, integration and other charges which totaled $73,452,000 pre-tax, $52,876,000 after tax and $0.34 per share on a diluted basis and consisted of $23,361,000 pre-tax for severance, $16,259,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $24,066,000 pre-tax for integration costs, $15,597,000 pre-tax for transactions costs associated with acquisitions and $1,848,000 pre-tax for other charges as well as a reversal of $7,679,000 pre-tax primarily related to the release of liabilities associated with a prior acquisition and to adjust reserves related to prior year restructuring activity that were no longer needed.

(2) During the third quarter of fiscal 2012, the Company acquired Unidux Electronics Limited (UEL), a Singapore publicly traded electronics component distributor, through a tender offer. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $4,460,000 pre- and after tax and $0.03 per share on a diluted basis.

In addition to the gain on bargain purchase mentioned above, during the first nine months of fiscal 2012, the Company recognized other charges of $1,399,000 pre-tax, $854,000 after tax and $0.01 per share on a diluted basis, which related to a write-down of an investment in a small technology company and the write-off of certain deferred financing costs associated with the early termination of a credit facility.

During the third quarter of fiscal 2011, the Company recognized a loss of $6,308,000 pre-tax, $3,857,000 after tax and $0.02 per share on a diluted basis related to the write down of investments in smaller technology start-up companies.

In addition to the loss mentioned above, during the first nine months of fiscal 2011, the Company recognized a gain on bargain purchase related to the acquisition of Unidux, Inc., a Japanese publicly traded electronics component distributor. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. The Company also recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write-down of two buildings in EMEA.